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                                                                   EXHIBIT 3.2



                           CERTIFICATE OF CORRECTION OF
                                     RESTATED
                          CERTIFICATE OF INCORPORATION OF
                                GATEFIELD CORPORATION

     GATEFIELD CORPORATION, a Delaware corporation (the "Corporation"), certifies pursuant to Section 103(f) of the General Corporation Law of the State of Delaware that:

     1. The name of the corporation filing this certificate is GateField Corporation and it is a Delaware corporation.

     2. The instrument being corrected is entitled "RESTATED CERTIFICATE OF INCORPORATION OF GATEFIELD CORPORATION" and said instrument was filed in the office of the Secretary of State of the State of Delaware on August 28, 1998.

     3. Article IV, Section E.4.1.(a) of said RESTATED CERTIFICATE OF INCORPORATION inaccurately set forth that:

     "In the event that holders of at least 51% of the Company's Series B Preferred stock elect to redeem any Series B Preferred Stock pursuant to
Section 5 of the Certificate of Designations of the Series B Preferred Stock of the Company, the holders of at least 51% of the then outstanding shares of Series C Preferred Stock may elect to either cause the Company to redeem the shares of Series C Preferred Stock, in whole or in part, at a redemption price equal to $10.00 per share plus declared and unpaid dividends thereon (subject to adjustment for stock splits, stock dividends, combinations or similar recapitalizations affecting such shares) in cash for each share of Series C Preferred Stock then redeemed (the "Redemption Price"), PROVIDED, HOWEVER, that the holders of shares of Series C Preferred Stock shall not be entitled to cause the Company to redeem the shares of Series C Preferred Stock until the holders of shares of Series B Preferred Stock entitled to cause the Company to redeem the shares of Series B Preferred Stock and electing to so cause the Company to redeem the shares of Series B Preferred Stock have received their full redemption price for the shares they have elected to have redeemed."

     Article IV, Section E.4.1.(a) of said RESTATED CERTIFICATE OF INCORPORATION, as corrected, should read in its entirety as follows:


                                       1.

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     "In the event that all of the shares of the Company's Series B Preferred
Stock are redeemed by the Company pursuant to Section 5 of the Certificate of Designations of the Series B Convertible Preferred Stock of the Company, the holders of at least 51% of the then outstanding shares of Series C Preferred Stock may elect to cause the Company to redeem the shares of Series C Preferred Stock, in whole or in part, at a redemption price equal to $10.00 per share plus declared and unpaid dividends thereon (subject to adjustment for stock splits, stock dividends, combinations or similar recapitalizations affecting such shares) in cash for each share of Series C Preferred Stock then redeemed (the "Redemption Price"), PROVIDED, HOWEVER, that the holders of shares of Series C Preferred Stock shall not be entitled to cause the Company to redeem the shares of Series C Preferred Stock until all the holders of shares of Series B Preferred Stock have received their full redemption price for the shares redeemed."

     IN WITNESS WHEREOF, GATEFIELD CORPORATION has caused this Certificate of Correction to be signed by its President this 20th day of October 1998.

                                 GATEFIELD CORPORATION

                                 By:  /s/ James R. Fiebiger
                                      ------------------------------------------
                                      James R. Fiebiger, Chief Executive Officer


                                       2.